CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Monsanto Company on Form S-8 of our report dated November 1, 2004 on the consolidated financial statements of Monsanto Company and its subsidiaries as of August 31, 2004, August 31, 2003 and December 31, 2002 and for the year ended August 31, 2004, the eight months ended August 31, 2003, and for each of the two years in the period ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the method of accounting for asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations for 2003 and concerning the method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets for 2002), appearing in the annual report on Form 10-K for the year ended August 31, 2004.

/s/ Deloitte & Touche LLP


St. Louis, Missouri
January 21, 2005